Exhibit 99.1

Eastern Virginia Bankshares

NEWS RELEASE

EASTERN VIRGINIA BANKSHARES, INC.

Eastern Virginia Bankshares	Contact: Ron Blevins
330 Hospital Road	Chief Financial Officer
Tappahannock, VA 22560	Voice:	804/443-8423
October 23, 2009	Fax:	804/445-1047
For Immediate Release

Eastern Virginia Bankshares Announces Earnings, Declares Dividend

Tappahannock, VA. - Eastern Virginia Bankshares (NASDAQ:EVBS) today reported third quarter and nine month earnings and announced a dividend declaration.

Over the last year, the Board of Directors and management have dealt with the economic stress that both the local and national economy have experienced. The national economic turmoil has had a particularly negative impact on pooled trust preferred security investments that is comprised of debt issued by hundreds of financial institutions. Our investment portfolio included $19.5 million of these investments which have suffered as much of the banking industry floundered. The impact of the economic stress that has gripped the financial markets has resulted in volatile earnings which could leave shareholders uncertain about our true value. In an effort to de-risk our balance sheet, minimize the securities impairment impact on future earnings, report a clearer earnings stream and to enhance our already good capital ratios, the Board of Director’s has decided to increase the impairment in our remaining trust preferred investments by an after tax charge of $ 9.8 million which brings their book value to a minimal figure. While we suffer a short term loss by taking this step, our balance sheet is strengthened by removing risky assets and our risk weighted capital is enhanced by approximately 60 basis points.

For the third quarter of 2009 the Company reported core pretax income of $1.9 million, up $150 thousand from the similar quarter in 2008, and on a GAAP basis a net loss of $8.9 million compared to a loss of $3.1 million for the third quarter of 2008. Both of these losses were the result of pretax investment impairment charges of $15.0 million in 2009 and $4.4 million for the same period of 2008. Net interest income for the third quarter 2009 was $8.1 million compared to $8.4 million for the same quarter in 2008, a decrease of $304 thousand or 3.6%. Interest income decreased $1.1 million as loan repricing occurred much faster with the late 2008 actions by the Federal Reserve and from the impact of higher nonaccrual loans. Interest expense declined $826 thousand. Noninterest income excluding gains or losses on security sales increased $360 thousand to $1.8 million compared to $1.4 million for the third quarter of 2008. Noninterest expense excluding merger expenses of $218 thousand, increased $109 thousand, or 1.5%, compared to 2008. Including the securities impairment charge, the loss per share for the quarter was $1.50, compared to a $0.52 loss for third quarter 2008.

For the nine months ended, September 30, 2009, core pretax earnings were $4.6 million compared to $6.3 million in the prior year. On a GAAP basis for the first nine months of 2009, net income available to common shareholders was a loss of $10.7 million, compared to a profit of $857 thousand for the same nine month period in 2008. Net interest income declined $992 thousand, or 4%, for the nine months ended September 30, 2009 from $24.8 million in 2008 to $23.8 million in 2009. The major contributor to the decline in net interest income was the margin squeeze, as loan repricing occurs more rapidly that deposit repricing. Also impacting the net interest income decline was the loss of FNMA and FHLMC income and suspension of the FHLB dividend for the first two quarters of 2009. Provision for loan losses for the nine months ended September 30, 2009 decreased $300 thousand to $2.5 million in 2009 compared to $2.8 million for the same nine months in 2008. Noninterest income was a loss of $13.9 million for the nine months ended September 30, 2009 compared to $1.6 million income in 2008, a decrease of $15.5 million compared to 2008. Securities losses totaled $18.9 million, compared to a loss of $4.7 million in the same period in 2008. In addition, 2008 included a $1.3 million actuarial gain from pension curtailment. Noninterest expense increased $2.1 million from $20.6 million through September 30, 2008 to $22.7 million for the same period in 2009. The increase was driven by increases of $1.1 million in FDIC premiums, $526 thousand in merger related expenses and $364 thousand in occupancy and equipment expense as a result of our branch purchases in 2008. After absorbing the securities impairment losses, the remaining $171 million in the investment portfolio has an unrealized pretax gain of $1.5 million.

Asset quality continues to be our primary focus for the remainder of 2009 and into 2010. The OREO (other real estate owned) balance decreased to $3.7 million at September 30, 2009 compared to $4.3 million at June 30, 2009 and up from $1.01 million at year end 2008. The balance reflects the movement in and out of the account over the last quarter. Recoveries in the current market environment may require a longer timeframe than has historically been experienced, but two of the OREO properties are in contract negotiations for sale. Our nonperforming loans, restructured loans and loans past due 90 days and accruing interest have increased as the economy suffers and the Treasury encourages banks to restructure loans. Nonperforming assets at September 30, 2009 were $28.8 million compared to $16.7 million at year-end 2008 and $10.1 million at September 30, 2008. Nonaccrual loans of $13.7 million are up from $4.4 million at September 30, 2008 and $13.6 million at 2008 year end, primarily due to the addition of one credit which is secured. We will continue to work with our customers to develop win – win solutions, but may continue to experience high levels of nonperforming loans.

On a linked quarter basis, net interest income decreased $135 thousand from $8.2 million in the second quarter of 2009 to $8.1 million for third quarter 2009. Interest income decreased $609 thousand as the yield on earning assets declined 32 basis points as a result of higher nonaccrual interest and adjustments to trust preferred securities income. The spread was aided by a $474 thousand decrease in the cost of funds, primarily from lower deposit costs. Noninterest income, excluding securities impairment in the current quarter, was up $110 thousand as deposit service charges increased $28 thousand and gain on sale of OREO increased $100 thousand. Noninterest expense, excluding non core items (merger expense and the FDIC assessment in the second quarter) decreased $126 thousand in the quarter as both personnel expense and occupancy and equipment expense were lower. Net interest margin is down 4 basis points from 3.27% for the second quarter of 2009 to 3.23% for the third quarter of 2009 although funding cost decreased significantly. A 25 basis point decrease in funding costs was more than offset by the 32 basis point decrease in earning asset yield.

President and CEO Joe A. Shearin stated, “The ripple effect of a deteriorating economy has impacted financial institutions profoundly, from credit risks to investment risks. Eastern Virginia Bankshares, Inc. has not been exempt from the fallout of a weakened economy. Management deliberated over the appropriate course of action to take in regards to our investment portfolio and concluded that restructuring the portfolio was in the best interest of the company and its shareholders. The strategy to absorb the impairment on the trust preferred securities materially “de-risks” the company’s investment portfolio, strengthens the balance sheet, and positions the company to move forward as a highly performing institution. We continue to carefully monitor credit quality and focus on core deposits.

I am pleased to announce that the Board of Directors declared a dividend of $0.05 per share payable on November 16, 2009 to stockholders of record as of October 30, 2009.”

The Company’s return on average common equity (ROE) and return on average assets (ROA) were negative for the quarters ended September 30, 2009 and 2008, at (44.83%) and (14.30%) for ROE and (3.17%) and (1.19%) for ROA respectively. For the nine months ended September 30, 2009, the Company’s return on average equity (ROE) and return on average assets (ROA) were (18.59%) and (1.30%), respectively, compared to 1.28% and 0.12%, respectively for the nine months ended September 30, 2008.

Total assets increased by $74.7 million, or 7.25%, compared to one year ago, reaching $1.11 billion at September 30, 2009. This growth was market driven. Average loans were $831.2 million for the nine months ended September 30, 2009 up 9.1% compared to $761.6 million for the same nine month period in 2008. Average securities for the nine months ended September 30, 2009 were $147.3 million compared to $159.1 million for same period in 2008. Average deposits for the first nine months of 2009 were $848.9 million an increase of 14.3% compared to $742.7 million for the same nine month period in 2008. Total average earning assets for the nine months ended September 30, 2009 were $1.02 billion, an increase of $90.0 million from $926.1 million for the same period in 2008. The increases in loans and deposits came from growth in our base balances.

Eastern Virginia Bankshares, the parent company for EVB, operates 25 retail branches located in the counties of Caroline, Essex, Gloucester, Hanover, Henrico, King William, Lancaster, Middlesex, New Kent, Northumberland, Southampton, Surry and Sussex and the City of Colonial Heights. The Company’s stock trades on the NASDAQ Global Market System under the symbol EVBS.

Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to:

•

changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries, decline in real estate values in our markets, or in the repayment ability of individual borrowers or issuers;

•	the strength of the economy in our target market area, as well as general economic, market, or business conditions;

•	changes in the interest rates affecting our deposits and our loans;

•	an insufficient allowance for loan losses as a result of inaccurate assumptions;

•	the loss of any of our key employees;

•

changes in our competitive position, competitive actions by other financial institutions and the competitive nature of the financial services industry and our ability to compete effectively against other financial institutions in our banking markets;

•	our ability to manage growth;

•	our potential growth, including our entrance or expansion into new markets, the opportunities that may be presented to and pursued by us and the need for sufficient capital to support that growth;

•	our ability to assess and manage our asset quality;

•	changes in government monetary policy, interest rates, deposit flow, the cost of funds, and demand for loan products and financial services;

•	our ability to maintain internal control over financial reporting;

•	our ability to raise capital as needed by our business;

•

our reliance on secondary sources, such as Federal Home Loan Bank advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet our liquidity needs;

•	changes in laws, regulations and the policies of federal or state regulators and agencies; and

•	other circumstances, many of which are beyond our control.

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Selected Financial Information	Three months Ended		Nine months Ended
(dollars in thousands, except per share data)	September 30,		September 30,
Income Statements	2009	2008	2009	2008

Interest income	$14,047	$15,177	$42,636	$44,971
Interest expense	5,990	6,816	18,823	20,166

Net interest income	8,057	8,361	23,813	24,805
Provision for loan losses	850	1,050	2,500	2,800

Net interest income after provision	7,207	7,311	21,313	22,005
Service charges on deposits	976	1,021	2,858	3,002
Other noninterest income	368	312	1,067	1,174
Debit/ credit card fees	309	296	893	844
Gain on securities available for sale	3	—	40	44
Gain on sale of fixed assets	—	—	—	128
Gain on sale of OREO	107	(229)	132	(229)

Noninterest income	1,763	1,400	4,990	4,963
Salaries and benefits	3,602	3,690	11,469	11,266
Occupancy and equipment	1,272	1,196	3,807	3,443
Other noninterest expense	2,221	2,100	6,419	5,931

Noninterest expense	7,095	6,986	21,695	20,640

Core earnings	1,875	1,725	4,608	6,328
Non Core:
Actuarial gain - pension curtailment	—	—	—	1,328
Impairment - securities	(14,980)	(4,439)	(18,919)	(4,739)
FDIC assessment	—	—	(507)	—
Merger expenses	(218)	—	(526)	—

Total non core	(15,198)	(4,439)	(19,952)	(3,411)

Income before taxes	(13,323)	(2,714)	(15,344)	2,917
Income tax expense	(4,805)	355	(5,778)	2,060

Net income	$(8,518)	$(3,069)	$(9,566)	$857
Less: Effective preferred dividend	372	—	1,086	—

Net Income available to common shareholders	$(8,890)	$(3,069)	$(10,652)	$857

Earnings per share: basic	$(1.50)	$(0.52)	$(1.80)	$0.15
diluted	$(1.50)	$(0.52)	$(1.80)	$0.15
Selected Ratios
Return on average assets	-3.17%	-1.19%	-1.30%	0.12%
Return on average common equity	-44.83%	-14.30%	-18.59%	1.28%
Net interest margin	3.23%	3.59%	3.22%	3.66%
Balance Sheets at Period End
Loans, net of unearned interest	$—	$—	$844,113	$804,733
Total assets	—	—	1,105,716	1,030,985
Cash and cash equivalents	—	—	27,155	15,041
Securities available for sale	—	—	171,999	156,801
Deposits	—	—	851,813	778,161
Other borrowings	—	—	136,904	162,385
Total Capital	—	—	103,465	79,688
Common shareholders’ equity	—	—	79,465	79,688
Book value per common share	—	—	13.40	13.54
Average Balance Sheets for the Quarter and year to date
Loans, net of unearned interest	$838,237	$791,119	$831,193	$761,649
Total assets	1,112,631	1,023,715	1,097,760	987,806
Deposits	860,243	781,462	848,932	742,694
Other borrowings	135,487	148,605	136,167	147,611
Total Capital	102,675	85,367	100,601	89,330
Shareholders’ equity	78,675	85,367	76,601	89,330
Asset Quality at Period End
Allowance for loan losses	$—	$—	11,364	10,613
Nonperforming assets	—	—	28,770	10,142
Net charge-offs	972	148	1,677	563
Net charge-offs to average loans	0.46%	0.07%	0.27%	0.10%
Loan loss reserve % of total loans	—	—	1.35%	1.32%
Nonperforming assets % of total loans & OREO	—	—	3.45%	1.26%
Other Information
Number of shares outstanding - period end	—	—	5,930,062	5,886,883
Average shares outstanding - basic	5,926,293	5,882,007	5,915,426	5,887,349
Average shares outstanding - diluted	5,914,396	5,882,007	5,915,426	5,888,574